EXHIBIT 11

                     INTERCELL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                                 Three months                         Six months
                                                ended March 31,                     ended March 31,
                                               -----------------                    ---------------
                                            2000               1999              2000             1999
                                            ----               ----              ----             ----
Net income (loss)                     $    770,000       $(   332,000)     $    663,000     $(   836,000)

Deemed dividends on Series B,C, and
  D preferred stock relating to
  in-the-money conversion terms        (    15,000)       (    15,000)      (    29,000)     (    29,000)
Accrued dividends on Series D
  preferred stock                      (    37,000)       (    38,000)      (    75,000)     (    75,000)
Accretion on Series B and C
  preferred stock                      (     6,000)       (    29,000)      (    13,000)     (    58,000)
                                        ----------         ----------        ----------       ----------

Net income (loss) applicable to
  common shareholders                 $    712,000       $(   414,000)     $    546,000     $(   998,000)
                                        ==========         ==========        ==========       ==========

Weighted average number of common
  shares outstanding                    98,425,368         39,500,246        89,639,515       38,514,887

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                     51,461,495                -          51,461,495              -
                                        ----------         ----------        ----------       ----------
                                       149,886,863         39,500,246       141,101,010       38,514,887
                                       ===========         ==========       ===========       ==========

Basic loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations           $       0.01       $(      0.01)     $       0.01     $(      0.03)
    Loss from discontinued
      operations                       (      0.00)       (      0.00)      (      0.00)     (      0.00)
                                        ----------         ----------        ----------       ----------
Basic income (loss) per
  common share                        $       0.01       $(      0.01)     $       0.01     $(      0.03)
                                        ==========         ==========        ==========       ==========

Diluted loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations           $       0.01       $(      0.01)     $       0.00     $(      0.03)
    Loss from discontinued
      operations                       (      0.00)       (      0.00)      (      0.00)     (      0.00)
                                        ----------         ----------        ----------       ----------
Diluted income (loss) per
  common share                        $       0.01       $(      0.01)     $       0.00     $(      0.03)
                                        ==========         ==========        ==========       ==========


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 132,482,200 shares at March 31, 1999) would be to decrease net loss per share.